Exhibit 99.2

NAIZ BESPOKE TECHNOLOGIES, S.L.

FINANCIAL STATEMENTS

AS OF September 30, 2022

U.S. Dollars in Thousands

F-1

NAIZ BESPOKE TECHNOLOGIES SL

Condensed Consolidated Interim Balance Sheets (Unaudited)

U.S. dollars in thousands (except share data and per share data)

September 30,
2022
(Unaudited)

Assets
Current Assets:
Cash and cash equivalents	36
Account receivables	40
Other receivables and prepaid expenses	3
Total current assets	79

Intangible asset	606
Property and equipment, net	1
Non-current financial assets	9
Deferred tax assets	104
Total non-current assets	720

Total assets	799

Liabilities and stockholders’ equity

Current liabilities:
Debt with financial institutions	23
Other financial liabilities	133
Trade payables	46
Accounts payable	56
Total current liabilities	258

Debt with financial institutions	103
Other financial liabilities	193
Contingencies and commitments	6
Total non-current liabilities	302

Total liabilities	560

Stockholders’ equity:
Stock Capital -
Common stock of $1 par value - Authorized: 15,153 shares; Issued and outstanding: 15,153 as of September 30, 2022	19
Additional paid-in capital	718
Accumulated other comprehensive loss	(260)
Accumulated deficit	(238)
Total stockholders’ equity	239
Total liabilities and stockholders’ equity	799

F-2

NAIZ BESPOKE TECHNOLOGIES SL

Condensed Consolidated Interim Statements of Comprehensive Loss (Unaudited)

U.S. dollars in thousands (except share data and per share data)

		September 30,
	Note	2022

Revenues		279
Cost of revenues		(205)
Gross profit		74

Operating expenses
Research and development		(7)
Sales and marketing		(66)
General and administrative		(246)

Total operating expenses		(319)

Operating loss		(245)

Financial income (expense), net		(5)

Net loss		(250)

Other comprehensive income (loss):

Translation to presentation currency		(13)

Total comprehensive loss		(263)

F-3

NAIZ BESPOKE TECHNOLOGIES SL

Condensed Consolidated Interim Statements of Changes in Stockholders’ Equity (Unaudited)

U.S. dollars in thousands (except share data and per share data)

	Common stock		Additional paid-in	Accumulated other comprehensive	Accumulated	Total stockholders’
	Number	Amount	capital	loss	Deficit	equity

Balance as of December 31, 2020	15,153	19	706	(73)	(72)	580
Total comprehensive income (loss)	-	-	-	(137)	82	(55)
Balance as of December 31, 2021	15,153	19	706	(210)	10	525
Exercise of warrants	-	-	12	-	-	12
Total comprehensive loss	-	-	-	(50)	(248)	(298)
Balance as of September 30, 2022	15,153	19	718	(260)	(238)	239

F-4

NAIZ BESPOKE TECHNOLOGIES SL

Euros	Year ended September 30, 2022
Cash flows from operating activities:

Net loss	(248)
Adjustments to reconcile net loss to net cash used in
Depreciation and amortization	193
Other	(19)
(Increase) decrease in accounts receivable	57
Increase in other receivables and prepaid expenses	(2)
(Decrease) increase in trade payables	(98)
(Decrease) increase in accounts payables	(7)

Net cash used in operating activities	(124)

Cash flows from financing activities:

Proceeds from issuance of shares, net of issuance costs	12
Debt with financial institutions + Other

repayment of short term loan	(90)

Net cash provided by financing activities	(78)
Effect of exchange rate fluctuations on cash and cash equivalents	149

Increase (Decrease) in cash and cash equivalents	(53)
Cash and cash equivalents at the beginning of the year	89

Cash and cash equivalents at the end of the period	36

F-5

NAIZ BESPOKE TECHNOLOGIES SL

Notes to Interim Financial Statements (Unaudited)

Note 1 - General

NAIZ BESPOKE TECHNOLOGIES SL was incorporated in Bilbao on January 18, 2017 by a public deed granted. Its registered office is at Paseo Mikeletegi, 83, Donostia-San Sebastián, Gipuzkoa, Spain. The business of the company is the Internet and mobile application sale of services related to (i) the capture of anthropometric and personal body measurements, (ii) intermediation in the sale of fashion articles, accessories and similar offered by businesses in this sector, and (iii) the integration of the aforementioned services in the sales processes of these businesses.

Note 2 - Significant Accounting Policies

a.	Unaudited condensed consolidated financial statements:

The accompanying unaudited condensed consolidated interim financial statements included herein have been prepared by the Company in accordance with the rules and regulations of the United States Securities and Exchange Commission (“SEC”). The unaudited condensed consolidated financial statements are comprised of the financial statements of the Company. In management’s opinion, the interim financial data presented includes all adjustments necessary for a fair presentation. All intercompany accounts and transactions have been eliminated. Certain information required by U.S. generally accepted accounting principles (“GAAP”) has been condensed or omitted in accordance with rules and regulations of the SEC. Operating results for the nine months ended September 30, 2022 are not necessarily indicative of the results that may be expected for any future period or for the year ending December 31, 2022.

These unaudited condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and the notes thereto for the year ended December 31, 2021.

b.	Significant Accounting Policies:

The significant accounting policies followed in the preparation of these unaudited interim condensed consolidated financial statements are identical to those applied in the preparation of the latest annual financial statements.

c.	Capitalized Software Development Costs:

In accordance with ASC 350-40, the Company capitalizes certain software development costs incurred in connection with developing or projects or software when both the preliminary project stage is completed, and it is probable that the software will be used as intended and will be sold to customers, until the software is available for general release. Capitalized software costs include compensation and related benefits for employees who are directly associated with the software project.

Capitalized software costs are included in intangible assets on our balance sheet and amortized on a straight-line basis when placed into service over the estimated useful lives of the software, which is typically three years. Amortization expense is included in cost of revenue on the statements of operations and totaled $191,000 for the period ended September 30, 2022. The Company reviews the carrying value for impairment whenever facts and circumstances exist that would suggest that assets might be impaired or that the useful lives should be modified.

F-6